Exhibit 99.1

News Release

LUCENT TECHNOLOGIES RECEIVES FINAL APPROVAL FOR TAX REFUND

— Tax benefit increases net income for fourth fiscal quarter and fiscal year 2004 results by $861 million

FOR IMMEDIATE RELEASE: WEDNESDAY, NOV. 10, 2004

     MURRAY HILL, N.J. – Lucent Technologies today announced that the Congressional Joint Committee on Taxation has approved the company’s tentative agreement with the U.S. Internal Revenue Service, which allowed a net operating loss carryback resulting in a tax refund of approximately $816 million, plus statutory interest.

     The agreement, which was first disclosed on Sept. 2, 2004, relates to the carryback of Lucent’s fiscal year 2001 federal net operating loss to 1996, a year in which the company filed its federal income tax return as part of AT&T’s consolidated businesses.

     As a result of Joint Committee approval and the finalization of the company’s agreement with the IRS, Lucent will include the benefit in its consolidated financial statements for the period ended Sept. 30, 2004. The actions will result in the recognition of an income tax benefit of $816 million and interest income of $45 million through September 30, 2004.

     The recognition of the claim will increase the company’s net income by $861 million, or 16 cents per diluted share for the fourth fiscal quarter and 17 cents per diluted share for fiscal year 2004, which ended September 30, 2004. The revised fourth quarter net income will be increased to $1.21 billion, or 23 cents per diluted share. The revised net income for fiscal year 2004 will be increased to $2.00 billion, or 42 cents per diluted share. These changes will be reflected in Lucent’s Annual Report on Form 10-K, which the company expects to file in early December.

     Lucent expects to receive the refund during fiscal 2005 upon completion of the IRS’s audit of the Company’s 2001 federal income tax return. The refund will be paid by the IRS to AT&T and, under Lucent’s tax sharing agreements with AT&T, would then be payable by AT&T to the company. Lucent does not believe there are any other matters that would impact the refund claim.

     Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

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